CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                        (405)848-8000, EXT. 232

FOR IMMEDIATE RELEASE                TOM PRICE, JR.,VICE PRESIDENT-
OCTOBER 22, 1997                              CORPORATE DEVELOPMENT
                                            (405)848-8000, EXT. 257


          CHESAPEAKE ENERGY CORPORATION ANNOUNCES THE ACQUISITION OF
             DLB OIL & GAS, INC. AND ANSON PRODUCTION CORPORATION;
                     AND COMPLETION OF MASTERS CREEK WELLS

OKLAHOMA CITY, OKLAHOMA, OCTOBER 22, 1997 -- Chesapeake Energy Corporation (NYSE:CHK) today announced that it has agreed to acquire two Oklahoma City-based independent oil and gas producers that own total proven reserves of approximately 160 billion cubic feet of natural gas equivalent (Bcfe) for $193 million. These reserves are approximately 70% proved developed and will increase the company's proven reserves by approximately 40%. Excluding the $17 million of pipeline and marketing assets discussed below, Chesapeake's acquisition price is approximately $1.10 per Mcfe. In addition, these acquisitions will establish a new core area of operations for Chesapeake in the Anadarko Basin of western Oklahoma and will significantly increase the company's inventory of drilling opportunities.

Chesapeake also announced three Masters Creek well completions. These are the first wells which result from the company's refocused Louisiana Austin Chalk Trend drilling program previously described in its June 27, 1997 press release.

                        DLB OIL & GAS, INC.

In the larger of the two acquisitions, Chesapeake has reached an agreement to acquire by merger the Mid-Continent operations of DLB Oil & Gas, Inc., an Oklahoma City-based, publicly traded independent oil and gas producer. To complete this acquisition, Chesapeake will issue $65 million of common stock and assume $85 million of liabilities. In its Mid-Continent division, DLB owns approximately 130 Bcfe of proven reserves, significant probable and possible reserves, nine gas gathering systems, and a gas marketing subsidiary based in Houston, Texas. Chesapeake believes the gas gathering systems and gas marketing assets have a value of approximately $10 million.

DLB's Mid-Continent operations include approximately 250 gross operated wells and interests in approximately 525 non-operated wells, most of which are concentrated in the Anadarko Basin Shelf of western Oklahoma. These properties averaged 39 million cubic feet of gas equivalent production (Mmcfe) per day during the quarter ended June 30, 1997. In addition, the acquisition of DLB includes a large number of developmental and exploratory drillsites and an extensive 3-D seismic data base covering the Anadarko Basin Shelf. DLB's proven reserves have historically been evaluated by DeGolyer and MacNaughton and H.J. Gruy and Associates, Inc.

Chesapeake will acquire DLB by merging a Chesapeake subsidiary into DLB. As part of the merger, DLB's shareholders will receive the common stock of Bayard Drilling Technologies, Inc. and WRT Energy, Inc. that is presently owned by DLB. Currently DLB owns approximately three million shares of Bayard and 10.4 million shares of WRT. Under the terms of the merger, the outstanding shares of DLB common stock will be converted into the right to receive the number of shares of Chesapeake common stock determined by dividing $65 million by the average of the closing prices of Chesapeake stock for the first 20 consecutive trading days in the period commencing 25 trading days prior to the date of DLB's special stockholders' meeting with respect to the merger (the "Average Price"). At closing, Chesapeake may, at its option, deliver cash of $65 million in lieu of its common stock. In the event that the Average Price is less than $7.50 per share, each of DLB and Chesapeake shall have the right, but not the obligation, to terminate the merger agreement.

Both DLB's and Chesapeake's Boards of Directors have approved the transaction. Although the transaction is subject to further approval by DLB's shareholders, DLB's co-founders, Charles E. Davidson, Mark Liddell, and Mike Liddell, who collectively own approximately 75% of DLB's outstanding common stock, have agreed to vote in favor of the transaction. The transaction is expected to close in January 1998. Donaldson, Lufkin & Jenrette Securities Corporation acted as advisor to Chesapeake and Lehman Brothers Inc. acted as advisor to DLB.

                         ANSON PRODUCTION CORPORATION

Chesapeake has also reached an agreement to acquire AnSon Production Corporation, an Oklahoma City-based, privately owned independent oil and gas producer. To complete this acquisition, Chesapeake will issue $43 million of its common stock to acquire approximately 30 Bcfe of proven reserves, significant probable and possible reserves, undeveloped mineral interests, and a gas marketing subsidiary based in Oklahoma City. Chesapeake believes the minerals and gas marketing subsidiary have a value of approximately $7 million.

AnSon's operations are concentrated in the Deep Anadarko Basin of western Oklahoma, where it operates approximately 250 wells and owns an interest in approximately 330 non-operated wells. These properties averaged approximately 13 Mmcfe of daily production during the quarter ended June 30, 1997 (7 Mmcfe per day after the effect of a volumetric production payment). The effective date of the AnSon acquisition is November 1, 1997 and it is expected to close during the next 30 days. AnSon's proven developed reserves have historically been evaluated by Netherland Sewell & Associates, Inc.

AnSon was founded in 1948 by Carl B. Anderson and during the past 50 years has been one of the most active and successful developers of the Deep Anadarko Basin under the leadership of Carl B. Anderson, Jr. and Carl B. Anderson, III. The Anderson family also co-founded Bayard Drilling Technologies, Inc., which is currently in registration for an initial public offering of its common stock. The Anderson family will continue to own its New Mexico properties under the name AnSon Energy, L.L.C. Donaldson, Lufkin & Jenrette Securities Corporation served as Chesapeake's advisor in this transaction.

      CHESAPEAKE COMPLETES FIRST THREE MASTERS CREEK WELLS OF FISCAL 1998

In operational news, Chesapeake recently completed the McRight 11, Johnson 12, and Lord 25 wells in the Masters Creek area of the Louisiana Trend. These are the first three wells completed by Chesapeake in Louisiana during fiscal 1998 that follow the company's previous announcement of its refocused Louisiana drilling program.

The McRight 11 has produced approximately 39,000 barrels of oil (Bo) and 134,000 thousand cubic feet of gas (Mcf) during its first 23 days of production. The well is currently flowing on a 22/64" choke with tubing pressure of 6,450 psi. Chesapeake operates the McRight 11 and owns a 58% working interest with Union Pacific Resources Corporation owning 40%.

The Johnson 12 has produced approximately 31,000 Bo and 92,000 Mcf during its first 22 days of production. The well is currently flowing on a 22/64" choke with tubing pressure of 6,200 psi. Chesapeake operates the Johnson 12 and owns a 97% working interest.

The Lord 25 has produced 24,000 Bo and 115,000 Mcf during its first 16 days of production. The well is currently flowing on a 19/64" choke with tubing pressure of 6,200 psi. Chesapeake operates the Lord 25 and owns an 89% working interest with Union Pacific Resources Corporation owning 8%.

Chesapeake expects to complete four new Masters Creek wells during the next 30 days, the Labokay 26, Lord 1, Wahlder 29, and the Addison 8. Chesapeake is currently utilizing eight rigs to develop its approximate 300,000 acres of leasehold in Masters Creek and is also drilling with one rig each in the South Brookeland and St. Landry areas of the Louisiana Trend.

The timing of completion of these wells is later than previously anticipated, and as a result, the company now expects production during its first quarter of fiscal 1998 to be approximately 19.0 to 19.5 Bcfe.

                              MANAGEMENT COMMENT

Aubrey K. McClendon, Chesapeake's Chairman and Chief Executive Officer stated, "We believe producing property and corporate acquisitions are an attractive complement to our high potential drilling program. As exploration projects throughout the oil and gas industry become larger, more costly to execute, and more technologically challenging, further consolidation of the industry is likely to occur. We believe this continuing industry consolidation will present numerous opportunities for Chesapeake to acquire assets on which we can leverage our strong technological skill set.

With the DLB and AnSon acquisitions, we believe the company's financial strength and future growth potential has been enhanced in a number of ways. First, we will increase our proven reserve base by approximately 40% to over 550 Bcfe at attractive acquisition prices in areas with which the company is familiar. Second, we believe these transactions will be accretive to Chesapeake's fiscal 1998 per share calculations of earnings, cash flow from operations, and net asset value. Third, we acquired these assets using approximately 56% equity and 44% debt, a financial structure that we believe strengthens Chesapeake's balance sheet. Fourth, we have acquired more than one hundred undrilled locations to augment our existing inventory of drilling opportunities. Finally, the transactions add a number of talented exploration professionals to the Chesapeake team. Given the limited number of experienced engineers, geologists, geophysicists, and landmen available today, we are especially pleased to add to our existing talent base from DLB and AnSon."

                                     ####

CHESAPEAKE ENERGY CORPORATION IS AN INDEPENDENT OIL AND NATURAL GAS PRODUCER HEADQUARTERED IN OKLAHOMA CITY WHICH SPECIALIZES IN UTILIZING ADVANCED SEISMIC, DRILLING AND COMPLETION TECHNOLOGIES TO DEVELOP NEW RESERVES OF OIL AND NATURAL GAS. THE COMPANY'S OPERATIONS ARE FOCUSED ON EXPLORATORY AND DEVELOPMENTAL DRILLING IN MAJOR ONSHORE PRODUCING AREAS OF THE UNITED STATES.

THE INFORMATION IN THIS RELEASE INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE BASED ON ASSUMPTIONS THAT IN THE FUTURE MAY PROVE NOT TO HAVE BEEN ACCURATE. THOSE STATEMENTS, AND CHESAPEAKE ENERGY CORPORATION'S BUSINESS AND PROSPECTS, ARE SUBJECT TO A NUMBER OF RISKS, INCLUDING PRODUCTION VARIANCES FROM EXPECTATIONS, UNCERTAINTIES ABOUT ESTIMATES OF RESERVES, VOLATILITY OF OIL AND GAS PRICES, THE NEED TO DEVELOP AND REPLACE ITS RESERVES, THE SUBSTANTIAL CAPITAL EXPENDITURES REQUIRED TO FUND ITS OPERATIONS, ENVIRONMENTAL RISKS, DRILLING AND OPERATING RISKS, RISKS RELATED TO EXPLORATORY AND DEVELOPMENTAL DRILLING, COMPETITION, GOVERNMENT REGULATION, AND THE ABILITY OF THE COMPANY TO IMPLEMENT ITS BUSINESS STRATEGY. THESE AND OTHER RISKS ARE DESCRIBED IN THE COMPANY'S DOCUMENTS AND REPORTS THAT ARE AVAILABLE FROM THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE REPORT FILED ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1997.